SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) February 12, 2007
ProLogis

(Exact Name of Registrant as Specified in its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

1-12846	74-2604728

(Commission File Number)	(I.R.S. Employer Identification No.)

4545 Airport Way, Denver, Colorado	80239

(Address of Principal Executive Offices)	(Zip Code)
(303) 567-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities.
     On February 12, 2007, ProLogis announced that it had acquired the industrial development business of Parkridge Holdings Limited for approximately $135 million in cash and 4,780,970 ProLogis common shares of beneficial interest, $0.01 par value per share (“Common Shares”), and acquired a partial interest in the retail development business of Parkridge for approximately $140 million in cash.
     The cash portion of the purchase price was funded from ProLogis’s existing lines of credit and a new $600 million multi-currency senior credit facility. The new senior credit facility was entered into by ProLogis and several of its affiliates on February 8, 2007 and matures on October 6, 2009, unless extended at ProLogis’s option, subject to certain conditions. The senior credit facility contains covenants (including certain financial tests), defaults and other terms substantially identical to ProLogis’s global line of credit.
     The Common Shares were issued at a price of $64.364 per share, representing the 30-day trailing average closing price of Common Shares as of February 9, 2007. The shares were issued in a transaction exempt from registration under the Securities Act of 1933, by virtue of Section 4(2) and related rules thereunder. Pursuant to certain earn-out arrangements, ProLogis may issue up to an additional approximately 1.8 million Common Shares in the future, subject to the attainment of certain performance obligations. ProLogis has agreed to register the resale of the Common Shares issued in connection with the transaction.
Item 8.01. Other Events.
     On February 12, 2007, ProLogis issued a press release, announcing the transactions described in Item 3.02 of this report, a copy of which is filed as Exhibit 99.1 to this report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits. The following document has been filed as an exhibit to this report and is incorporated by reference herein as described above.

Exhibit No.	Description
99.1	Press Release, dated February 12, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
February 13, 2007	By:	/s/ Edward S. Nekritz
		Name:	Edward S. Nekritz
		Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 12, 2007.